Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Keystone Property Trust on Form S-3 (File Nos. 333-58971, 333-59251, 333-67637, 333-74277, 333-77627, 333-89095, 333-92741, and 333-31504) and Form S-8 (File No. 333-70529) of our report dated September 30, 2003 with respect to the combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2002 and our report dated October 16, 2003 with respect to the statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2002 included in the Current Report on Form 8-K dated October 28, 2003 of Keystone Property Trust filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
October 27, 2003